Exhibit 10.44

SECOND AMENDMENT TO BUILD-TO-SUIT LEASE

This Second Amendment to Build-to-Suit Lease (“Second Amendment”) is made and entered into as of January 31, 2001, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and EXELIXIS, INC. (formerly known as Exelixis Pharmaceuticals, Inc.), a Delaware corporation (“Tenant”), with reference to the following facts:

A. Landlord and Tenant are parties to a Build-to-Suit Lease dated as of May 12, 1999 (the “Original Lease”), and to a First Amendment to Build-to-Suit Lease dated as of March 29, 2000 (the “First Amendment”), collectively covering, among other things, a building presently occupied by Tenant under the Lease at 170 Harbor Way, South San Francisco, California (“Building 1”), a building presently under construction by Landlord for occupancy by Tenant under the Lease at 169 Harbor Way, South San Francisco, California (“Building 2”), and an elevated connector bridge between Building 1 and Building 2 across Harbor Way (the “Connector Bridge”). The Original Lease, as amended by the First Amendment, is sometimes hereinafter collectively referred to as the “Lease.” Terms used in this Second Amendment as defined terms but not defined herein shall have the meanings assigned to such terms in the Lease.

B. Landlord and Tenant have now received firm estimates for the costs of construction of the Connector Bridge, and wish in this Second Amendment to set forth their mutual agreement as to the manner in which such costs of construction will be reflected in rental adjustments under the Lease, superseding for this purpose any inconsistent provisions of the Lease as it existed prior to this Second Amendment. At the same time, Landlord and Tenant wish to set forth a revised provision for the manner in which certain Excess Acquisition Costs (as defined in the First Amendment), if any, are to be reflected in rental adjustments under the Lease, correcting an inadvertent misstatement of their intended treatment of such Excess Acquisition Costs in the First Amendment.

NOW, THEREFORE, in reliance upon the foregoing recitals and upon the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Excess Connector Bridge Cost. The Monthly Minimum Rental Amounts specified in Paragraph 4(a) of the First Amendment assumed a total Cost of Improvements (defined in accordance with Paragraph 2(c) of the Workletter attached as Exhibit C to the Lease) of $800,000.00 for the Connector Bridge. The most recent estimate now available to Landlord and Tenant for the total Cost of Improvements for design and construction of the Connector Bridge is $1,555,878, broken down as follows: (a) for the “shell” of the Connector Bridge, design costs of $90,000 and construction costs of $1,178,253, for a total estimated “shell” cost of $1,268,253; and (b) for the “tenant improvements” in the Connector Bridge, design costs of $16,000 and construction costs of $271,625, for a total estimated “tenant improvement” cost of $287,625. (The elements comprising the “shell” of the Connector Bridge are reflected in the construction cost summary attached hereto as Schedule 1 and incorporated herein by this reference, and the elements comprising the “tenant improvements” in the Connector Bridge are reflected in the construction cost summary attached hereto as Schedule 2 and incorporated herein by this reference.) Based on these estimates, the parties estimate that the amount by which the actual total Cost of Improvements for the Connector Bridge exceeds $800,000 will be $755,878. The amount by which the actual total Cost of Improvements for the Connector Bridge exceeds $800,000 is hereinafter referred to as the “Excess Connector Bridge Cost”: provided, however, that in no event shall the Excess Connector Bridge Cost exceed $755,878 for purposes of this Paragraph 1. The parties agree that (i) Landlord shall be solely responsible for direct payment of all costs of design and construction of the “shell” of the Connector Bridge to the extent such costs exceed $1,268,253; (ii) Tenant shall be solely responsible for direct payment of all costs of design and construction of the “tenant improvements” in the Connector Bridge to the extent such costs exceed $287,625; (iii) Landlord shall be solely responsible for direct payment of fifty percent (50%) of the Excess Connector Bridge Cost, up to a maximum Landlord obligation of $377,939 (being 50% of the maximum Excess Connector Bridge Cost of $755,878); and (iv) the remaining fifty percent (50%) of the Excess Connector Bridge Cost, up to a maximum of $377,939 (being 50% of the maximum Excess Connector Bridge Cost of $755,878), shall be reflected in a rental adjustment in the form of additional monthly rental payable by Tenant to Landlord for Building 2, during each month beginning on the Phase 2 Rent Commencement Date and continuing throughout the initial term of the Lease, in an amount determined as follows:

(A) During the period from the Phase 2 Rent Commencement Date until the first anniversary of the Phase 2 Rent Commencement Date, such additional monthly rental shall be equal to one percent (1%) per month times the amount of the Excess Connector Bridge Cost which is being “rentalized” pursuant to clause (iv) above (so that, for example, if the maximum amount subject to rentalization under such clause (iv), $377,939, is being rentalized, the amount of such additional monthly rental during the period described in this subparagraph (A) shall be $3,779.39 per month); and

(B) During each subsequent one-year period from the first anniversary of the Phase 2 Rent Commencement Date until the expiration of the initial Term of the Lease (including, if applicable, any final period of less than one year between such expiration date and the immediately preceding anniversary of the Phase 2 Rent Commencement Date), such additional monthly rental shall be equal to one hundred four percent (104%) of the additional monthly rental in effect during the immediately preceding one-year period.

Landlord’s sole rights with respect to recovering any portion of the Excess Connector Bridge Cost (other than the portion, if any, for which Tenant is directly responsible under clause (ii) above) shall be through the additional monthly rental payable by Tenant hereunder and through those remedies available to Landlord under the Lease or under applicable law for the enforcement of rental obligations in the event of a default by Tenant under the Lease. To the extent the aggregate actual Cost of Improvements for the Connector Bridge has not been finally determined as of the Phase 2 Rent Commencement Date, any rental adjustment determined to be appropriate under this Paragraph 1 upon such final determination shall be calculated retroactively to the Phase 2 Rent Commencement Date and the additional rental amounts, if any, allocable to the period from the Phase 2 Rent Commencement Date until the date of such final determination shall be paid by Tenant to Landlord in a single lump sum within thirty (30) days after Landlord gives Tenant written notice of such final determination. The provisions of this Paragraph 1 shall supersede and replace, in their entirety, the provisions of Paragraph 4(e) of the First Amendment.

2. Excess Acquisition Costs. Paragraph 4(d) of the First Amendment is superseded and replaced, in its entirety, by the following: The minimum rental amounts specified in Paragraph 4(a) of the First Amendment assume that Landlord will incur, in the form of required payments to the City of South San Francisco, the Redevelopment Agency of the City of South San Francisco, and/or the owners and occupants of the parcels constituting the Phase 2 Property in connection with the eminent domain proceedings presently underway for the acquisition of such parcels (including, but not limited to, any required payments of compensation for condemned fee or leasehold interests, loss of goodwill, relocation expenses, attorneys fees and other compensable items for which Landlord is responsible under applicable law or under the terms of its Disposition and Development Agreement with the Redevelopment Agency of the City of South San Francisco), aggregate acquisition costs of $2,505,000.00 for the Phase 2 Property. If, upon final completion of all eminent domain proceedings and all related litigation concerning the acquisition of the Phase 2 Property, Landlord’s aggregate actual acquisition costs for the Phase 2 Property as described in the preceding sentence exceed $2,505,000.00, then fifty percent (50%) of the amount of such excess shall constitute “Excess Acquisition Costs” and Tenant shall pay to Landlord, as additional monthly rental for Building 2 during each month beginning on the Phase 2 Rent Commencement Date and continuing throughout the initial term of the Lease, an amount determined as follows:

(i) During the period from the Phase 2 Rent Commencement Date until the first anniversary of the Phase 2 Rent Commencement Date, such additional monthly rental shall be equal to one percent (1%) per month times the amount of the Excess Acquisition Costs; and

(B) During each subsequent one-year period from the first anniversary of the Phase 2 Rent Commencement Date until the expiration of the initial Term of the

Lease (including, if applicable, any final period of less than one year between such expiration date and the immediately preceding anniversary of the Phase 2 Rent Commencement Date), such additional monthly rental shall be equal to one hundred four percent (104%) of the additional monthly rental in effect during the immediately preceding one-year period.

Landlord’s sole rights with respect to recovering any portion of the Excess Acquisition Costs shall be through the additional monthly rental payable by Tenant hereunder and through those remedies available to Landlord under the Lease or under applicable law for the enforcement of rental obligations in the event of a default by Tenant under the Lease. To the extent Landlord’s aggregate actual acquisition costs for the Phase 2 Property have not been finally determined as of the Phase 2 Rent Commencement Date, any rental adjustment determined to be appropriate under this paragraph upon such final determination shall be calculated retroactively to the Phase 2 Rent Commencement Date and the additional rental amounts allocable to the period from the Phase 2 Rent Commencement Date until the date of such final determination shall be paid by Tenant to Landlord in a single lump sum within thirty (30) days after Landlord gives Tenant written notice of such final determination.

3. Entire Agreement. The Lease, as amended by this Second Amendment and the exhibits (if any) hereto, contains all the representations and the entire understanding between the parties with respect to Building 2, the Phase 2 Property and the other subject matter of this Second Amendment. Any prior correspondence, memoranda or agreements are replaced in total by this Second Amendment, the exhibits (if any) hereto and the Lease as amended hereby.

4. Execution and Delivery. This Second Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

5. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first set forth above.

“Landlord”			“Tenant”

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership			EXELIXIS, INC., a Delaware Corporation

By:	BRITANNIA POINTE GRAND, LLC, a California limited liability company, General Partner		By:	/s/ George A. Stangos
George A. Stangos President and CEO

	By:	/s/ T. J. Bristow	By:	/s/ Glen Y. Sato
		T. J. Bristow Its Manager, President and Chief Financial Officer	Its:	CFO

27 September 08
EXELIXIS Bridge
CSS, Inc
		Shell Only
100	GENERAL CONDITIONS	18,000
200	SURVEYORS	5,000
262	GRADING & PAVING	0
230	PILE DRIVING (long piles)	27,500
250	SITE UTILITIES	0
281	LANDSCAPE & IRR	0
301	Concrete Work	25,170
310	Place & Finish	11,000
320	REINFORCING STEEL	5,711
330	DECK CONCRETE	16,940
510	MISC/STRUC STEEL	Inc
515	Bridge Structure	271,412
530	METAL DECK	Inc
	Handrail	T.I.
800	CARPENTRY	25,712
720	INSULATION	T.I.
725	Interior Expansion Points	9,632
1526	Expansion Joints	25,000
780	Sheet Metal Roof
790	CAULKING
810	DOORS/FRAMES/HDWR	T.I.
885	ALUMINUM & GLAZING	138,445
890	Metal Panels	408,527
920	Light Metal Framing	117,597
993	Metal Softlets/Coilings	T.I.
990	Painting	T.I.
1000	Misc Specialties/Contingency
1200	Floor Covers	T.I.
1550	FIRE PROTECTION	18,500
1520	Rain water leaders
1526	HVAC	0
1600	ELECTRICAL	T.I.

	SUBTOTAL	1,122,146
	5% FEE	56,107

	TOTAL CONSTRUCTION COST	1,178,253

SCHEDULE 1

CONNECTOR BRIDGE “SHELL” ELEMENTS

AND COST ESTIMATE

Tuesday November 28, 2000

John Kavanagh

Kavanagh Associates

10585 Rockwood Drive

San Diego CA 92131

RE:	Notice to Proceed
Potential Change Order #8193
Exelixis Phase II Drug Discovery – 2573-2

Dear John

This letter is to request authorization to proceed with the following extra work.

PCO Number:	9103
Date:	05-Sep-00
Description:	Add Bridge to Scope
Projected Amt:	$271,625.00
Reference:	DGA 10/24 Bridge Drawing Addendum 1

This PCO is comprised of the following items.

Item number	Description	Projected Amt.
0002	Interior Expansion Points	$12,165.00
0003	Added Doors	$9,273.00
0004	Glazing	$230.00
0005	Fire Sprinklers	$5,439.00
0006	Alcan Ceiling	$37,074.00
0007	Flooring	$8,180.00
0008	Floor Seal Allowance	$10,000.00
0009	Railing	$27,888.00
0010	Drywall	$13,243.00
0011	Painting	$10,850.00
0012	HVAC	$69,353.00
0013	Electrical	$36,280.00
0014	General	$11,091.00
0015	Insurance	$1,761.00
0016	Fee	$6,848.00
0017	Overtime Allowance	$12,000.00
	Total	$271,625.00

Please sign below and return a copy of the letter to indicate your acceptance of this extra work including associated cost and to authorize us to proceed.

Sincerely,

/s/ Richard Karby
Richard Karby
Sr. Project Engineer

989 East Hillsdale Boulevard Suite 100 Foster City, CA 94404-2188

Phone: 605 572-1919 Fax: 650 577-1558

SCHEDULE 2

CONNECTOR BRIDGE “TENANT IMPROVEMENTS” ELEMENTS

AND COST ESTIMATE